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                                                                    Exhibit 99.3

                             STOCK OPTION AGREEMENT



       THIS STOCK OPTION AGREEMENT (the "Option Agreement") is entered into as of October 21, 1999, by and between INTEGRATED SYSTEMS, INC., a California corporation (the "Company"), and WIND RIVER SYSTEMS, INC., a Delaware corporation (the "Grantee").

                                    RECITALS

       A. The Grantee, University Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Grantee ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date (as amended from time to time, the "Reorganization Agreement"), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "Merger").

       B. As a condition to the willingness of the Grantee to enter into the Reorganization Agreement, the Grantee has required that the Company enter into, and in order to induce the Grantee to enter into the Reorganization Agreement, the Company has agreed to enter into, this Option Agreement.

                                   AGREEMENT

       The parties to this Option Agreement, intending to be legally bound, agree as follows:

       1. CERTAIN DEFINITIONS. Capitalized terms used but not defined in this Option Agreement shall have the meanings ascribed to such terms in the Reorganization Agreement.

       2. GRANT OF OPTION. The Company hereby grants to the Grantee an irrevocable option (the "Option") to purchase, out of the authorized but unissued Company Common Stock, a number of shares of Company Common Stock equal to up to 10% of the shares of Company Common Stock outstanding as of the date hereof (as adjusted as set forth herein, the "Option Shares"), at a price per Option Share equal to the Exercise Price. For purposes of this Option Agreement, the "Exercise Price" shall be equal to $18.46.

       3. TERM. The Option shall terminate on the earliest of the following dates (the "Termination Date"): (a) the date on which the Merger becomes effective; (b) 180 days after the date on which the Grantee receives written notice from the Company of the occurrence of an Exercise Event (as defined in Section 4(b)); or (c) the date on which the Reorganization Agreement is validly terminated pursuant to Section 8.1 thereof, if an Exercise Event shall not have occurred on or prior to such date; PROVIDED, HOWEVER, that with respect to clause "(b)" of this sentence, if the Option cannot be exercised within such 180 day period by reason of any applicable law, regulation, order, judgment, decree or other legal impediment, then (subject to the additional limitations set forth in Section 4(d) hereof) the Termination Date shall be extended until the date 30 days after the date on which such impediment is removed. The rights and obligations set forth in Section 7 shall not terminate on the Termination Date, but shall extend to such time as is provided in that Section.


                                       1.
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       4. EXERCISE OF OPTION.

            (a) The Grantee may exercise the Option, in whole or in part, at any time and from time to time on or before the Termination Date following the occurrence of an Exercise Event (as defined in Section 4(b)). Notwithstanding the occurrence of the Termination Date, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the Termination Date.

            (b) As used herein, an "Exercise Event" shall be deemed to have occurred if:

               (i) either the Grantee or the Company shall have the right to terminate the Reorganization Agreement pursuant to Section 8.1(d) thereof and an Acquisition Proposal shall have been previously disclosed, announced, commenced, submitted or made; or

               (ii) the Grantee shall have the right to terminate the Reorganization Agreement pursuant to Section 8.1(f) thereof.

            (c) In the event the Grantee wishes to exercise the Option with respect to any Option Shares, the Grantee shall send to the Company a written notice (the date of which being herein referred to as the "Notice Date") specifying: (i) the number of Option Shares the Grantee will purchase; (ii) the place at which such Option Shares are to be purchased; and (iii) the date on which such Option Shares are to be purchased, which shall not be earlier than two business days nor later than twenty business days after the Notice Date. The closing of the purchase of such Option Shares (the "Closing") shall take place at the place specified in such written notice and on the date specified in such written notice (the "Closing Date"); PROVIDED, HOWEVER, that: (A) if such purchase cannot be consummated by reason of any applicable law, regulation, order, judgment, decree or other legal impediment, the Closing Date may be extended by the Grantee to a date not more than 30 days after the date on which such impediment is removed; and (B) if prior notification to or approval of any governmental authority is required (or if any waiting period must expire or be terminated) in connection with such purchase, the Company shall promptly cause to be filed the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with the Grantee in the filing of any such notice or application required to be filed by the Grantee and the obtaining of any such approval required to be obtained by the Grantee), and the Closing Date may be extended by the Grantee to a date not more than 30 days after the date on which any required notification has been made, approval has been obtained or waiting period has expired or been terminated.

            (d) Notwithstanding Sections 3 and 4(c), in no event shall any Closing Date be more than 12 months after the related Notice Date, and, if the Closing Date shall not have occurred within 12 months after the related Notice Date, the exercise of the Option effected on the Notice Date shall be deemed to have expired.


                                       2.
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     5. PAYMENT and DELIVERY OF CERTIFICATES.

            (a) On each Closing Date, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the Option Shares to be purchased on such Closing Date.

            (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a), the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, security interests, charges or other encumbrances ("Encumbrances").

            (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:


            THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF OCTOBER 21, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

A new certificate or certificates evidencing the same number of shares of the Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

            (a) In the event of any change in the Company Common Stock by reason of a stock divided, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Company Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Company Common Stock then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with any shares theretofore issued pursuant to the Option, equals 10% of the number of shares of the Company Common Stock then issued and outstanding.

                                       3.

            (b) If the Company shall enter into an agreement (i) to consolidate, exchange, shares or merge with any Person, other than the Grantee or one of the Grantee's subsidiaries, and, in the case of a merger, shall not be the continuing or surviving corporation, (ii) to permit any Person, other than the Grantee or one of the Grantee's subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger, or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of the Grantee's subsidiaries, then, and in each such case, proper provision shall be made in the agreement governing such transactions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, become exercisable for the stock, securities, cash or other property that would have been received by the Grantee if the Grantee had exercised this Option immediately prior to such transaction or the record date for determining the stockholders entitled to participate therein, as appropriate.

            (c) The provisions of Section 7 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

     7. REGISTRATION RIGHTS.

            (a) The Company shall, if requested by the Grantee at any time and from time to time within two years of the first exercise of the Option (the "Registration Period"), as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is necessary or desirable in order to permit the offering, sale and delivery of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration effective for such period not in excess of 60 days from the day such registration statement first becomes effective as may be as reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 7, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares


                                       4.
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covered thereby in the manner contemplated therein shall be counted unless the
Grantee has requested that the registration request be withdrawn.

            (b) The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 7 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) ("Registration Expenses") shall be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursement of the Grantee's counsel; PROVIDED, HOWEVER, that the Company shall not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; and PROVIDED, FURTHER that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such expenses and shall retain all remaining rights to request registration.

            (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other the Company of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 7, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; PROVIDED, HOWEVER, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 7, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

     8. PROFIT LIMITATION. If the Grantee receives proceeds in connection with any sales of Option Shares plus any dividends (or equivalent distributions) received by the Grantee declared on Option Shares, of more than the sum of (a) the amount, if any, by which (i) $16,000,000, EXCEEDS (ii) the amount of any payment received by the Grantee pursuant to Section 8.3(b) of the Reorganization Agreement, plus (b) the Exercise Price multiplied by the number of Company Shares purchased by the Grantee pursuant to the Option, then all proceeds to the Grantee in excess of such sum shall be promptly remitted in cash by the Grantee to the Company.


                                       5.

     9. LISTING. If at the time of the occurrence of an Exercise Event the Company Common Stock is (or any other securities subject to the Option are) then listed on The Nasdaq National Market or on any other market or exchange, the Company, upon the occurrence of an Exercise Event, shall promptly file an application to list on The Nasdaq National Market and on such other market or exchange the shares of the Company Common Stock or other securities then subject to the Option, and shall use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

     10. REPLACEMENT OF AGREEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, the Company will execute and deliver a new Option Agreement of like tenor and date.

     11. MISCELLANEOUS.

            (a) WAIVER. No failure on the part of any party to exercise any power, right, privilege or remedy under this Option Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Option Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Option Agreement, or any power, right, privilege or remedy under this Option Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            (b) NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Option Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                          if to the Company, to it at:

                          Integrated Systems, Inc.
                          201 Moffett Park Drive
                          Sunnyvale, CA 94089
                          Attention: Charles M. Boesenberg
                          Facsimile No.: (408) 542-1959


                                       6.
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                          with a copy to:

                          Fenwick & West
                          2 Palo Alto Square
                          Palo Alto, CA 94306
                          Attention: Fred M. Greguras
                                     Bill Schreiber
                          Facsimile No. (650) 949-1417

                          if to the Grantee, to it at:

                          Wind River Systems, Inc.
                          500 Wind River Way
                          Alameda, CA 94501
                          Attention: Richard W. Kraber
                          Facsimile No.: (510) 749-2880

                          with a copy to:

                          Cooley Godward LLP
                          Five Palo Alto Square
                          3000 EL Camino Real
                          Palo Alto, CA 94306-2155
                          Attention: Richard E. Climan
                                     Keith A. Flaum
                          Facsimile No.: (650) 857-0663


            (c) ENTIRE AGREEMENT; COUNTERPARTS. This Option Agreement and the Reorganization Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Option Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

            (d) BINDING EFFECT; BENEFIT; ASSIGMENT. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Option Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything contained in this Option Agreement to the contrary, nothing in this Option Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Option Agreement.

            (e) AMENDMENT AND MODIFICATION. Subject to applicable law, this Option Agreement may be amended, modified and supplemented, or provisions hereof waived, in writing by the parties hereto in any and all respects before the Termination Date, by action taken by the respective Boards of Directors of the Company or the Grantee or by the respective officers


                                       7.
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authorized by such Boards of Directors. This Option Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            (f) FURTHER ACTIONS. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable efforts to do all things reasonably necessary to consummate the transactions contemplated hereby.

            (g) HEADINGS. The descriptive headings of the several Sections of this Option Agreement are inserted for convenience only, do not constitute a part of this Option Agreement and shall not affect in any way the meaning or interpretation of this Option Agreement.

            (h) APPLICABLE LAW; JURISDICTION. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Option Agreement or any of the transactions contemplated by this Option Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11(b).

            (i) SEVERABILITY. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Option Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            (j) SPECIFIC PERFORMANCE. The Company agrees that (i) in the event of any breach or threatened breach by the Company of any covenant, obligation or other provision set forth in this Option Agreement, the Grantee shall be entitled (in addition to any other remedy that may be available to them), to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach, and (ii) neither the Grantee nor any other Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

            (k) ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Option Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

            (l) NON-EXCLUSIVITY. The rights and remedies of the Grantee under this Option Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and


                                       8.
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not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Grantee under this Option Agreement, and the obligations and liabilities of the Company under this Option Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. The covenants and obligations of the Company set forth in this Option Agreement shall be construed as independent of any other agreement or arrangement between the Company, on the one hand, and the Grantee, on the other. The existence of any claim or cause of action by the Company against the Grantee shall not constitute a defense to the enforcement of any of such covenants or obligations against the Company.


                                       9.
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     IN WITNESS WHEREOF, the Company and the Grantee have caused this Option
Agreement to be signed by their respective officers thereupon duly authorized, all as of the day and year first written above.


                                   INTEGRATED SYSTEMS, INC.:



                                   By:
                                     -----------------------------------
                                   Name:
                                     -----------------------------------
                                   Title:
                                     -----------------------------------

                                   WIND RIVER SYSTEMS, INC.:



                                   By:
                                     -----------------------------------
                                   Name:
                                     -----------------------------------
                                   Title:
                                     -----------------------------------


                                      10.